UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2005

Captiva Software Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-22292	77-0104275
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10145 Pacific Heights Boulevard, San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 320-1000

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 10, 2005, we announced that we had entered into a definitive agreement to acquire all of the capital stock of privately held SWT SA, a French-based provider of automatic data extraction and intelligent document capture solutions and technology. Pursuant to the agreement, we will pay approximately €14.0 million in cash, or approximately $18.1 million based on exchange rates as of May 10, 2005, subject to adjustment based on SWT’s consolidated net cash balances determined as of April 30, 2005, plus approximately 179,000 shares of our common stock, to purchase all outstanding share capital of SWT. Of the total cash consideration to be paid, €1.5 million, or approximately $1.9 million, will be placed into escrow to secure potential future indemnification obligations of the primary selling stockholder.

The shares we issue in the transaction will not be registered under U.S. securities laws and may not be offered or sold in the U.S. absent registration or unless an applicable exemption from the registration requirements is available. We will file a registration statement covering the resale of the shares issued in the transaction following the closing of the transaction. The transaction is subject to certain customary closing conditions and is expected to close during the week of May 23, 2005.

A copy of our press release announcing the transaction is attached as exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

99.1	Press release dated May 10, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPTIVA SOFTWARE CORPORATION

	By:	/s/ Rick Russo
Rick Russo
Chief Financial Officer

Date: May 12, 2005

INDEX TO EXHIBITS

99.1	Press release dated May 10, 2005.